Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
RED OAK MERGER CORPORATION
     I, THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:
     FIRST: The name of the corporation is Red Oak Merger Corporation (hereinafter referred to as the “Corporation”).
     SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.
     FOURTH: The total number of shares of stock which the Corporation is authorized to issue is 1,000 shares of common stock and the par value of each of such shares is $0.01.
     FIFTH: The name and address of the incorporator is as follows:
Jason C. Ford
c/o Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006

     SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
     (l) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.
     (2) The Board of Directors shall have powers without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.
     (3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

     (4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.
     SEVENTH: The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.
     EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
     NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.
     TENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented. Any repeal or modification of this Article Tenth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.
     ELEVENTH: Section 203 of the General Corporation Law of the State of Delaware shall not apply to the Corporation.
     IN WITNESS WHEREOF, I have hereunto set my hand the 10th day of January, 2008.

/s/ Jason C. Ford

Name: Jason C. Ford Title: Sole Incorporator

CERTIFICATE OF MERGER
OF
COUNTRYWIDE FINANCIAL CORPORATION
(a Delaware corporation)
with and into
RED OAK MERGER CORPORATION
(a Delaware corporation)
     Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), Red Oak Merger Corporation, a Delaware corporation (“ROMC”), hereby certifies the following information relating to the merger of Countrywide Financial Corporation, a Delaware corporation (“Countrywide”), with and into ROMC (the “Merger”):

FIRST:	The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) in the Merger are:

Name	State of Incorporation
Red Oak Merger Corporation	Delaware
Countrywide Financial Corporation	Delaware

SECOND:	The Agreement and Plan of Merger, dated as of January II, 2008, by and among Countrywide, Bank of America Corporation and ROMC (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the DGCL.

THIRD:	ROMC shall be the surviving corporation of the Merger (the “Surviving Corporation”) and the name of the Surviving Corporation following the Merger shall be Countrywide Financial Corporation.

FOURTH:	The certificate of incorporation of ROMC in effect immediately prior to the effective time of the Merger shall be amended such that Item 1 thereof shall read as follows: “The name of the corporation is Countrywide Financial Corporation,” and as so amended, shall be the certificate of incorporation of the Surviving Company.

FIFTH:	The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation at Bank of America Corporate Center, 100 N. Tryon Street, Charlotte, North Carolina 28255.

SIXTH:	A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

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SEVENTH:	The Merger shall become effective as of 12:01 a.m., Eastern Daylight time, on July 1, 2008.
[signature page follows]

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     IN WITNESS WHEREOF, ROMC has caused this Certificate of Merger to be executed by its duly authorized officer on this 30th day of June, 2008.

RED OAK MERGER CORPORATION

By:	/s/ Joe Price

Name:	Joe Price
Title:	Chief Financial Officer